EXHIBIT 12.1

                         THE CHARLES SCHWAB CORPORATION

                Computation of Ratio of Earnings to Fixed Charges
                    (Dollar amounts in thousands, unaudited)


                                                             Three Months Ended         Six Months Ended
                                                                  June 30,                   June 30,
                                                             1997         1996           1997         1996
                                                             -----        -----          -----        ----

Earnings before taxes on income                           $  105,743   $  118,699    $  216,063   $  198,369
-------------------------------------------------------------------------------------------------------------

Fixed charges
   Interest expense - customer                               116,019       86,815       224,809      173,206
   Interest expense - other                                   17,107       14,337        31,447       26,955
   Interest portion of rental expense                          6,521        5,834        12,747       11,261
-------------------------------------------------------------------------------------------------------------
   Total fixed charges (A)                                   139,647      106,986       269,003      211,422
-------------------------------------------------------------------------------------------------------------

Earnings before taxes on income and fixed charges (B)     $  245,390   $  225,685    $  485,066   $  409,791
=============================================================================================================

Ratio of earnings to fixed charges (B) divided by (A)*           1.8          2.1           1.8          1.9
=============================================================================================================

Ratio of earnings to fixed charges as adjusted**                 5.5          6.9           5.9          6.2
=============================================================================================================

* The ratio of earnings to fixed charges is calculated in a manner consistent with SEC requirements. For such purposes, "earnings" consist of earnings before taxes on income and fixed charges. "Fixed charges" consist of interest expense incurred on payables to customers, borrowings and one-third of rental expense, which is estimated to be representative of the interest factor.

** Because  interest  expense  incurred  in  connection  with  payables to customers is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense. Accordingly, the ratio of earnings to fixed charges excluding customer interest expense reflects the elimination of such interest expense as a fixed charge.